BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 90th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: November 14, 2013 at 5:00 p.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo. CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: the majority of the effective members. Initial Considerations:The Board of Directors took cognizance of the resignation requests on the part of Messrs. Pedro de Andrade Faria and Fernando Shayer, member and alternate member of the Board of Directors, respectively. RESOLUTIONS ADOPTED:1. Changes in the Board of Directors:In the light of the resignation of the Director Pedro de Andrade Faria and his alternate, the directors elected as a member of the Board of Directors and ad-referendum of the Company’s next General Meeting, pursuant to Paragraph 5, Article 16 of the Company’s Bylaws, Simon Cheng, Brazilian, married, company administrator, enrolled in the tax register (CPF/MF) under number 247.440.948-30, bearer of Brazilian ID  12.693.798-9SSP/SP, resident and domiciled in the city and state of São Paulo, with commercial address at Rua Hungria, 1400, 5th floor in the city and state of São Paulo. The director hereby elected declares that he is not liable for any of the crimes cited in law that would prevent the exercising of commercial activities, being aware of the provision in Article 147 of Law 6.404/76. The director shall take office upon the signature of the instrument of investiture drafted to the “Board of Directors Minutes Register”. The Director, Simon Cheng shall hold his position until the next General Meeting and his election being approved by the shareholders, his term of office shall coincide with that of the other directors on the date of the E/AGM for 2015. 2. Election of the International CEO: The Board resolved to elect Pedro de Andrade Faria, Brazilian, married, company administrator, resident and domiciled in the city and state of São Paulo, with commercial address at Rua Hungria, 1400, 5th floor, enrolled in the tax register (CPF/MF) under number 271.782.078-76, bearer of Brazilian ID number 22.265.414-4 SSP/SP to the position of CEO of the International Business Division with his term of office to coincide with the other members of the Executive Board and expiring in April 2015, pursuant to the Organizational Restructuring Plan announced by the Company on August 14, 2013 through publication of a Material Fact disclosed to the Capital Markets. 3. Ratify the Composition of the Executive Board: The directors ratified the composition of the Executive Board, mandate of which shall run to April 2015, as follows: Global Chief Executive Officer (CEO Global), Claudio Eugenio Sttiller Galeazzi; Chief Executive Officer - Brazil (CEO Brazil), Sérgio Carvalho Mandin Fonseca; Chief Executive Officer - International (CEO International), Pedro de Andrade Faria; Chief Financial, Administrative and Investor Relations Officer, Leopoldo Viriato Saboya; Executive Vice Presidents: Ely David Mizrahi; Gilberto Antonio Orsato; Hélio Rubens Mendes dos Santos Júnior; Nilvo Mittanck; and Sylvia de Souza Leão Wanderley.  São Paulo-SP, November 14, 2013. These minutes were approved by all the Directors in attendance: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; WALTER FONTANA FILHO.

EDINA BIAVA

Secretary